Exhibit 99.2

Argonaut	Confidential
FAQs Regarding Asset Sale to Biotage	Not for distribution
2/24/2005 3:06 AM

Questions Concerning the Announcement of the Sale

Q:                                  Why is Argonaut selling its Chemistry Consumables and Flash Chromatography Instruments Business to Biotage?

A:                                   In November 2004, we announced that we had retained SG Cowen, an investment-banking firm recognized for its leadership in health care industry, to assist in the review of the company’s strategic alternatives.  From that analysis, Argonaut’s Management and Board of Directors determined that it is in the best interest of our shareholders to sell these portions of the business to Biotage and distribute the net proceeds to the shareholders.  The Company believes that this transaction will take advantage of the synergies between the two companies’ product lines, offering customers in the drug discovery field broader and more complete access to synthesis and purification products worldwide.

Q:                                  Can you describe what Biotage is buying in more detail?

A:                                   The transaction includes our consumables business, consisting of the Synthesis and Purification consumables and Bioanalytical Sample Preparation consumables,  and Flash Chromatography Instruments.  In addition, they will continue to service Argonaut’s Quest, Nautilus and Trident systems and they will sell Quest instruments.

Q:           What is the next step in the sale process?

A:                                   The Board of Directors of both companies approved the transaction and it is now subject to approval by Argonaut’s shareholders and the satisfaction of other customary closing conditions.  A proxy statement will be prepared and filed with the Securities and Exchange Commission (SEC) in the coming weeks.  Once approved by the SEC, the proxy will be mailed to our shareholders.  A meeting of Argonaut’s shareholders should occur roughly 4 weeks after mailing, at which time the voting process will take place.  Once approved by the shareholders, all other closing conditions will need to be satisfied before the sales is complete.

Q:                              How does the signing of this agreement impact the operations of our company today?

A:                               Today we announced the signing of a definitive agreement to sell a portion of our business to Biotage.  As described above, the sale is not complete until it formally closes.  The time from signing the agreement to closing can take anywhere from 2 months to 4 months.  It is essential for all employees to understand that until the day the transaction closes, we must continue to remain focused on running Argonaut’s business as we have in the past.   We must continue to provide high quality service to our customers.  We will keep you updated on any transition issues as appropriate.

Argonaut	Confidential
FAQs Regarding Asset Sale to Biotage	Not for distribution
2/24/2005 3:06 AM

Q:                                What will the company do with cash proceeds from the sale?

A:                                   We intend to distribute a significant portion of the new proceeds received in the sale to stockholders promptly after the close of the transaction.  Further details will be outlined in the proxy and are subject to the approval of Argonaut’s shareholders.

Q:                                What will happen to the employees affected by this transaction?

A:                                   Biotage recognizes the value of the assets and the people associated with the consumables and flash business being acquired.  We will be jointly working with them on a transition plan and it is too early to announce any details.

Questions Concerning Biotage

Q:                                  Can you tell me more about Biotage?

A:                               Biotage is headquartered in Uppsala, Sweden, has offices in Charlottesville, VA in the US, and additional sales offices in the UK and Japan.  The company’s products are focused on purification and synthesis, with the aim of helping its global customers improve efficiency.  More information is available on the company’s web-site at http://www.biotage.com/.

Other Questions

Please read our attached Press Release carefully.  If you are asked a question and the answer is not in the press release, then let the employee know that you will answer the question when you have more information.

Solicitation of Proxies

Argonaut, its directors, executive officers and certain other members of Argonaut’s Management and employees may be soliciting proxies from Argonaut’s stockholders in favor of the transaction and the directors and officers of Argonaut may be deemed to be participants in Argonaut’s solicitation of proxies.  Information concerning the participants will be set forth in the Proxy Statement when it is filed with the Securities and Exchange Commission.